EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

CardioDynamics International Corporation:

We consent to incorporation by reference in registration statements Nos. 333-40969, 333-38920, 333-38922 and 333-70902 on Form S-8 and Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916 and 333-104236 on Form S-3 of CardioDynamics International Corporation of our report dated May 10, 2004, relating to the balance sheets of Vermed, a Division of Vermont Medical, Inc as of February 28, 2004, and the related statements of income, changes in divisional equity, and cash flows for the one-year period ended February 28, 2004, which report appears in the Current Report on Form 8-K/A of CardioDynamics International Corporation dated June 4, 2004.

/s/ Bilodeau Wells & Company

Bilodeau Wells & Company, P.C.

Essex Junction, Vermont

June 4, 2004

920000105